EXHIBIT 12 - STATEMENT  RE: COMPUTATION  OF  RATIO  OF  EARNINGS  TO  FIXED
                            CHARGES
                   (DOLLAR AMOUNTS IN THOUSANDS)
                           (UNAUDITED)

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                            Three Months Ended               Fiscal Year Ended
                              May 4  April 29    February 3 January 28 January 29 January 30 February 1
                               1996    1995        1996       1995       1994       1993       1992
Consolidated pretax income  $89,526   $78,029     $269,653   $406,110  $399,534  $375,330   $322,157
Fixed charges (less
 capitalized interest)       32,304    31,290      139,666    145,921   152,568   142,857    128,891

EARNINGS                   $121,830  $109,319     $409,319   $552,031  $552,102  $518,187   $451,048


Interest                    $28,585   $27,414     $120,054   $124,282  $130,915  $121,940    109,386
Capitalized interest            750     1,195        3,567      2,545     1,882     1,646      3,574
Interest factor in rent
 expense                      3,719     3,876       19,612     21,639    21,653    20,917     19,505

FIXED CHARGES               $33,054   $32,485     $143,233   $148,466  $154,450  $144,503   $132,465


Ratio of earnings to fixed
 charges                       3.69      3.37         2.86       3.72      3.57      3.59       3.41

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